Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES FINANCIAL, ACCOUNTING AND INFORMATION TECHNOLOGY TEAM UPDATES

HIGHLANDS RANCH, Colorado, March 2, 2015- Advanced Emissions Solutions, Inc. (the “Company”) announced today that its Chief Financial Officer, L. Heath Sampson, continues to build out the Company’s Finance, Accounting and Information Technology teams with the recent appointments of a new Corporate Controller, Director of SEC Reporting and Technical Accounting, Director of Financial Planning and Analysis and Vice President of Information Technology. In conjunction with Mr. Sampson’s efforts, the Board of Directors of the Company eliminated the position of Chief Accounting Officer, and Rachel A. Smith, who has served as Chief Accounting Officer since April 21, 2014, has resigned effective March 2, 2015 to resume her position as President of Smith Financial Consulting on a full-time basis.

Dr. Michael D. Durham, President and CEO of the Company, stated “We congratulate Heath on building a strong team and thank Rachel for her contributions. Since joining the Company in January of 2014 as Director of Finance and Systems and acting interim Corporate Controller, and later stepping into the role of Chief Accounting Officer, she has played an important role in helping the Company through the accounting review process and transitions in the accounting department. We wish her well in her future endeavors.”

Mr. Sampson commented “Since I joined the Company in August of 2014, I have had the complete support of the CEO and the Board of Directors to build Accounting, Finance and Information Technology groups that will support the Company through its future growth. With these key people in place, and supported by many other internal and external resources, we continue to make significant progress toward the completion of the restatements. We are in discussions with firms to be our new independent auditor and look forward to working with a new audit team to deliver the audited financial statements and become fully compliant with the Company’s SEC periodic reporting requirements as expeditiously as possible.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward looking information include statements or expectations including, but not limited to, the Company’s ability and timing to engage a new auditor, complete the restatement and deliver audited financial statements and become fully compliant with its SEC periodic reporting requirements and related matters. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to loss of key personnel or inability to engage accounting and finance personnel as needed; inability to address the previously disclosed accounting matters; identification of additional material weaknesses or significant deficiencies; failure to engage an independent public accounting firm, complete the audits and re-audits and file any required restatements and periodic reports; risks relating to the substantial costs and diversion of personnel’s attention and resources due to these matters and related litigation; failures or issues with the Company’s information technology systems and other factors discussed in greater detail in our filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com